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                                                                                                     -------------------------------
                                                                                                     |         OMB APPROVAL        |
 FORM 4                                                                                              -------------------------------
                                          U.S. SECURITIES AND EXCHANGE COMMISSION                    | OMB Number:       3235-0287 |
[ ] Check this box if no longer                    WASHINGTON, D.C. 20549                            | Expires:  December 31, 2001 |
    subject to Section 16. Form 4                                                                    | Estimated average burden    |
    or Form 5 obligations may              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              | hours per response..... 0.5 |
    continue. See Instruction 1(b).                                                                  -------------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person(s)
  Hollinger Inc. (See Schedule I for   |                                                   |      to Issuer (Check all applicable)
  additional reporting persons)        | Hollinger International Inc. (HLR)                |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |           Officer (give title below)
                                       |     Security Number     |     Month/Year          |     -----
                                       |     of Reporting        |                         |           Other (specify below)
Hollinger International Inc.           |     Person (Voluntary)  |     November 1999       |     -----
401 North Wabash Avenue, Suite 740     |                         |     December 1999       |
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |   (Check Applicable Line)
                                       |                         |     (Month/Year)        |     Form filed by One Reporting Person
                                       |                         |                         | --
                                       |                         |                         |     Form filed by More than One
                                       |                         |                         | X   Reporting Person
 Chicago        Illinois         60611 |                         |                         | --
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner-|7. Nature
   (Instr. 3)                          |    Date       |    Code       |    or Disposed of (D)    | Securities  |   ship  | of
                                       |               |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       |               |---------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                       |   (Month/Day/ |       |       |        |  or  |          | and 4)      | (I)     | ship
                                       |   Year)       |  Code |   V   | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Class A Common Stock                  |      (2)      |   X   |       | 57,500 |  D   |   (3)    |     (4)     |   (5)   |   (5)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Class A Common Stock                  |      (2)      |   X   |       | 90,274 |  D   |   (3)    |     (4)     |   (5)   |   (5)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the from is filed by more than one reporting person, see Instruction 4(b)(v).

                                                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
                                                    IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                                                    VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code | V  | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
HI Series II            |     (3)     |    (2)   |   X   |    |        | 321,248 |  (6)  |        |   (7)  |    (8)    |    (9)
Call Options            |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
       (10)       |            (10)        |            (10)
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
See Schedule I attached hereto.

**Intentional misstatements or omissions of facts constitute                         HOLLINGER INC.               January 7, 2000
  Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        By: /s/ Charles G. Cowan          ---------------
                                                                            -------------------------------             Date
                                                                            **Signature of Reporting Person
                                                                                   Charles G. Cowan
                                                                              Vice-President and Secretary

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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FORM 4 (CONTINUED)

**Intentional misstatements or omissions of facts constitute                   THE RAVELSTON CORPORATION          January 7, 2000
  Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                 LIMITED                  ---------------
                                                                                By: /s/ Charles G. Cowan                Date
                                                                            -------------------------------
                                                                            **Signature of Reporting Person
                                                                                   Charles G. Cowan
                                                                              Vice-President and Secretary

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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FORM 4 (CONTINUED)

**Intentional misstatements or omissions of facts constitute                       /s/ Conrad M. Black            January 7, 2000
  Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).    -------------------------------       ---------------
                                                                            **Signature of Reporting Person             Date
                                                                               The Hon. Conrad M. Black,
                                                                                       P.C., O.C.

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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FORM 4 (CONTINUED)

**Intentional misstatements or omissions of facts constitute                    /s/ Barbara Amiel Black           January 7, 2000
  Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).    -------------------------------       ---------------
                                                                            **Signature of Reporting Person             Date
                                                                                  Barbara Amiel Black


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  Page 5 of 8
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                                   SCHEDULE I
                           Explanatory Notes to Form 4


Name and Address of Reporting Person:
        Hollinger Inc. ("HI")
        c/o Hollinger International Inc.
        401 North Wabash Avenue, Suite 740
        Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
       Hollinger International Inc./HLR

Statement for Month/Year
       November 1999
       December 1999

Additional Reporting Persons:

       The Ravelston Corporation Limited ("Ravelston")
       c/o Hollinger International Inc.
       401 North Wabash Avenue, Suite 740
       Chicago, Illinois 60611
       Relationship to Issuer: 10% Owner

       Conrad M. Black ("CMB")
       c/o Hollinger International Inc.
       401 North Wabash Avenue
       Chicago, Illinois 60611
       Relationship to Issuer: Director, Officer and 10% Owner

       Barbara Amiel Black ("Amiel")
       c/o Hollinger International Inc.
       401 North Wabash Avenue
       Chicago, Illinois 60611
       Relationship to Issuer: Director, Officer and 10% Owner
                               via spouse CMB

Explanations:

(1)    (i)      For HI:            10% Owner

       (ii)     For Ravelston:     10% Owner

       (iii)    For CMB:           Director, Officer (Chairman, President and
                                   Chief Executive Officer) and 10% Owner


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

       (iv)     For Amiel:         Director and Officer (Vice President) and
                                   10% owner via spouse CMB.

(2) The disposition of shares of the Company's Class A Common Stock ("Class A Common Shares") occurred on various dates throughout the months of November (with respect to and aggregate of 57,500 Class A Common Shares during such period) and December(with respect to and aggregate of 90,274 Class A Common Shares during such period) in connection with the retraction of Series II Preference Shares ("Series II Shares") issued by HI, the Issuer's parent corporation.

(3)    The consideration given for the exchange of each Series II Share was
       0.46 of a Class A Common Share.

(4)     (i)     For HI:            25,281,043 Class A Common Shares held
                                   directly by HI, and indirectly via its wholly owned subsidiary 504468 N.B. Inc.

        (ii)    For Ravelston:     25,281,043 Class A Common Shares indirectly
                                   via its control over HI

        (iii)   For CMB:           25,281,043 Class A Common Shares via his
                                   control over Ravelston, which controls HI, 600 Class A Common Shares directly, 9,600
                                   Class A Common Shares indirectly via Conrad
                                   Black Capital Corporation, 50 Class A Common
                                   Shares indirectly via son, and 500 Class A
                                   Common Shares indirectly via spouse. CMB disclaims beneficial ownership of his son's and spouse's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

        (iv)    For Amiel.         25,281,043 Class A Common Shares via spouse's
                                   control over Ravelston, 500 Class A Common
                                   Shares directly, 9,600 Class A Common Shares indirectly via spouse's control over Conrad
                                   Black capital corporation, 50 Class A Common
                                   Shares indirectly via spouse's son, and 600
                                   Class A Common Shares indirectly via spouse.
                                   Amiel disclaims beneficial ownership of her spouse's and her spouse's son's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(5)     (i)     For HI:            Directly.

        (ii)    For Ravelston:     Indirectly, via its control of HI.


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

        (iii)   For CMB:           Directly and indirectly, via his control of
                                   Ravelston, which controls HI.

        (iv)    For Amiel:         Directly and indirectly via her spouse, CMB,
                                   and his control of Ravelston, which controls
                                   HI.

(6)     Immediately.

(7)     Class A Common Stock of the Issuer.

(8)     147,774

(9) The Series II Shares were originally issued in 1997 and 1998 in exchange for Equity Units of Hollinger Inc. and for Series I Non-Voting Preference Shares of Hollinger Inc., respectively, at a stated value of [Cdn.] $10.00 per share.

(10)    (i)     For HI:            15,030,734 Series II Shares remain
                                   outstanding, resulting in a put equivalent position with respect to 6,914,138 Class A
                                   Common Shares.

        (ii)    For Ravelston:     66,693 Series II Shares directly, resulting
                                   in a call equivalent position with respect to 30,803 Class A Common Shares. Via its control of HI, Ravelston indirectly beneficially owns
                                   HI's position in the Series II Shares.

        (iii)   For CMB:           1,611,039 Series II Shares directly,
                                   resulting in a call equivalent position with respect to 741,077 Class A Common Shares. Via his control of Ravelston (and its control of HI), CMB indirectly beneficially owns
                                   Ravelston's and HI's positions in the Series
                                   II Shares.

        (iv)    For Amiel:         Amiel disclaims beneficial ownership of CMB's
                                   securities and this report shall not be
                                   deemed an admission that she is a beneficial owner of such securities for purposes of
                                   Section 16 or for any other purpose.




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